James River Group Announces Receipt of Insurance Regulatory Approvals for
                      Acquisition by the D. E. Shaw Group

      CHAPEL HILL, N.C., Nov. 30 /PRNewswire-FirstCall/ -- James River Group, Inc. (Nasdaq: JRVR) today announced that Franklin Holdings (Bermuda), Ltd., a Bermuda holding company and member of the D. E. Shaw group, has received approval for its acquisition of the Company from the State of Ohio Department of Insurance and the North Carolina Department of Insurance. The parties expect to close the transaction on or about December 11, 2007.

      James River Group, Inc. is an insurance holding company that primarily owns and manages specialty property/casualty insurance companies with the objective of consistently earning underwriting profits. Each of the Company's two insurance company subsidiaries is rated "A-" (Excellent) by A.M. Best Company. Founded in September 2002, the Company wrote its first policy in July 2003 and currently underwrites in two specialty areas: excess and surplus lines in 48 states, the U.S. Virgin Islands and the District of Columbia; and workers' compensation, primarily for the residential construction industry in North Carolina and, in 2007, Virginia.

      Cautionary Notice Regarding Forward Looking Statements

      Certain matters discussed in this release and future releases may be forward-looking statements. These forward-looking statements are based on current expectations, estimates, forecasts and projections of future Company or industry performance based on management's judgment, beliefs, current trends and market conditions. Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement. Forward-looking statements may be identified by the use of words such as "will," "expects," "intends," "plans," "anticipates," "believes," "seeks," "estimates," and similar expressions. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this press release. These include, but are not limited to: (1) conditions to the closing of the transaction may not be satisfied or waived; (2) the occurrence of any event, change, circumstance or effect that could give rise to the termination of the transaction; (3) the outcome of any legal proceedings against James River Group and others with respect to the transaction cannot be predicted; (4) the business of James River Group may suffer as a result of uncertainty surrounding the transaction; and (5) James River Group may be adversely affected by other economic, business, and/or competitive factors. Other factors that could cause James River Group's actual results to differ materially from those expressed or implied are discussed in James River Group's most recent annual report on Form 10-K for the fiscal year ended December 31, 2006, most recent quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2007 and other filings with the Securities and Exchange Commission. James River Group undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.